The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated August 21, 2018

PROSPECTUS dated November 16, 2017	Pricing Supplement No. 899 to
PROSPECTUS SUPPLEMENT dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
INDEX SUPPLEMENT dated November 16, 2017	Dated August , 2018
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Outperformance Buffered PLUS Due August 27, 2020

Based on the Performance of the iShares® Russell 1000 Value ETF Relative to the iShares® Russell 1000 Growth ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Outperformance Buffered PLUS Based on the Performance of the iShares® Russell 1000 Value ETF Relative to the iShares® Russell 1000 Growth ETF due August 27, 2020, which we refer to as the Outperformance Buffered PLUS, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Outperformance Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. The Outperformance Buffered PLUS will pay at maturity an amount based on the performance of the iShares® Russell 1000 Value ETF (the “IWD Shares”), which track the investment results of an index composed of large- and mid-capitalization U.S. equities that exhibit value characteristics, relative to the performance of the iShares® Russell 1000 Growth ETF (the “IWF Shares”), which track the investment results of an index composed of large- and mid-capitalization U.S. equities that exhibit growth characteristics, over the term of the Outperformance Buffered PLUS. We refer to each of the IWD Shares and the IWF Shares as the “underlying shares.” If the IWD Shares outperform the IWF Shares, you will receive at maturity a positive return reflecting 150% of the difference between the percentage performance of the IWD Shares and the percentage performance of the IWF Shares, subject to a maximum payment at maturity. If the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, you will receive at maturity the $1,000 stated principal amount of each Outperformance Buffered PLUS. However, if the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, you will lose 1% for every 1% of such relative underperformance beyond the specified buffer amount, subject to the minimum payment at maturity of only 10% of the stated principal amount.  The Outperformance Buffered PLUS are based on relative performance.  Consequently, you will earn a positive return even if both underlying shares decline over the term of the Outperformance Buffered PLUS but only if the IWD Shares have declined by a lesser percentage than the IWF Shares.  Similarly, you may suffer a loss even if both underlying shares increase over the term of the Outperformance Buffered PLUS, if the IWD Shares have increased by a lesser percentage than the IWF Shares.  You will receive a positive return on your investment only if the IWD Shares outperform the IWF Shares. You will lose money on your investment if the IWD Shares underperform the IWF Shares by an amount greater than the 10% buffer amount. The Outperformance Buffered PLUS are for investors who are willing to risk their principal in exchange for the opportunity to receive a capped positive return if the IWD Shares outperform the IWF Shares and in exchange for the leverage feature, which applies to a limited range of positive relative performance of the IWD Shares over the IWF Shares.  The Outperformance Buffered PLUS are senior notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk.  If we default on our obligations, you could lose your entire investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Outperformance Buffered PLUS is $1,000.

•	We will not pay interest on the Outperformance Buffered PLUS.

•	At maturity, you will receive for each $1,000 stated principal amount of Outperformance Buffered PLUS a payment at maturity equal to:

➢	If the IWD Shares outperform the IWF Shares, the product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity.

➢	If the IWD Shares return is equal to the IWF Shares return, or if the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, $1,000.

➢	If the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, the product of $1,000 times (i) 1 plus the outperformance return plus (ii) the buffer amount, subject to the minimum payment at maturity of $100 per $1,000 stated principal amount.

Under these circumstances, you will lose some, and up to 90%, of your investment.

•	The outperformance return will equal the IWD Shares return minus the IWF Shares return and will be a positive number if the IWD Shares outperform the IWF Shares and a negative number if the IWD Shares underperform the IWF Shares.

➢	The IWD Shares return and the IWF Shares return will each equal (i) the final price for the relevant underlying shares minus the initial price for the relevant underlying shares divided by (ii) the initial price for the relevant underlying shares.

➢	The initial price for each underlying shares will equal the closing price of one share of such underlying shares on August 22, 2018, the day we price the Outperformance Buffered PLUS for initial sale to the public, which we refer to as the pricing date.

•	The final share price will be, with respect to each of the underlying shares, the closing price of one share of such underlying shares on the valuation date times the adjustment factor for such underlying shares on such date.

•	The valuation date is August 24, 2020, subject to postponement for non-trading days and certain market disruption events.

•	The adjustment factor with respect to each of the underlying shares will initially be set at 1.0 and may be adjusted to reflect certain events affecting the underlying shares.

•	The maximum payment at maturity will be equal to $1,570 to $1,630 per stated principal amount (157% to 163% of the stated principal amount), to be determined on the pricing date.

•	The minimum payment at maturity is $100 per stated principal amount, which is equal to 10% of the stated principal amount.

•	The participation rate will equal 150%.

•	The buffer amount is 10%.

•	Investing in the Outperformance Buffered PLUS is not equivalent to investing in the IWD Shares or the IWF Shares.

•	If the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount, you will lose money on your investment.

•	The Outperformance Buffered PLUS will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $990.20 per Outperformance Buffered PLUS, or within $10.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the Outperformance Buffered PLUS is 61768DCM5 and the ISIN for the Outperformance Buffered PLUS is US61768DCM56.

You should read the more detailed description of the Outperformance Buffered PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Outperformance Buffered PLUS.”

The Outperformance Buffered PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Outperformance Buffered PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER OUTPERFORMANCE BUFFERED PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to us(2)
Per Outperformance Buffered PLUS	$1,000	$	$
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each Outperformance Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on PS 35.

The Agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Outperformance Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Outperformance Buffered PLUS or possession or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Outperformance Buffered PLUS, or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Outperformance Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the Outperformance Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance Buffered PLUS or possesses or distributes this preliminary pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance Buffered PLUS.  We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Outperformance Buffered PLUS:

The Outperformance Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Outperformance Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance Buffered PLUS or distribution of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The Outperformance Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This preliminary pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

PS-2

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Outperformance Buffered PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Outperformance Buffered PLUS are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The Outperformance Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. The Outperformance Buffered PLUS have been designed for investors who are willing to accept the risk of loss of their principal and are willing to forgo interest payments in exchange for the possibility of receiving a capped leveraged return if the IWD Shares outperform the IWF Shares. If the IWD Shares outperform the IWF Shares, you will receive at maturity a positive return reflecting 150% of the difference between the percentage performance of the IWD Shares and the percentage performance of the IWF Shares, subject to a maximum payment at maturity. If the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, you will receive at maturity the $1,000 stated principal amount of each Outperformance Buffered PLUS. However, if the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, you will lose 1% for every 1% of such relative underperformance beyond the specified buffer amount, subject to the minimum payment at maturity of only 10% of the stated principal amount. If the IWD Shares underperform the IWF Shares, investors will lose money on their investment. All payments on the securities are subject to our credit risk.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Each Outperformance Buffered PLUS costs $1,000	We are offering you Outperformance Buffered PLUS Due August 27, 2020, Based on the Performance of the iShares® Russell 1000 Value ETF Relative to the iShares® Russell 1000 Growth ETF, which we refer to as the Outperformance Buffered PLUS. The stated principal amount of each Outperformance Buffered PLUS is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $990.20, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount and the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal

PS-3

funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The Outperformance Buffered PLUS provide a return at maturity based on the relative performance of the underlying shares, subject to the maximum payment at maturity, and the minimum payment at maturity is only 10% of the principal amount	Unlike ordinary debt securities, the Outperformance Buffered PLUS do not pay interest and do not guarantee the full return of principal at maturity. If the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, investors will lose 1% for every 1% relative underperformance beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. You may lose up to 90% of your investment in the Outperformance Buffered PLUS if the IWD Shares underperform the IWF Shares.

The Outperformance Buffered PLUS offer a payment at maturity based on whether, and the extent to which, the IWD Shares outperform the IWF Shares

The Outperformance Buffered PLUS offer a payment at maturity based on the performance of the IWD Shares relative to the performance of the IWF Shares.

The IWD Shares are shares of the iShares® Russell 1000 Value ETF, which is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, and which tracks the performance of the Russell 1000® Value Index. The Russell 1000® Value Index is a subset of the Russell 1000® Index that seeks to measure the performance of equity securities with a lower price-to-book ratio relative to the other securities of the Russell 1000® Index. Constituents of the IWD Shares are selected for sector balance.  The Russell 1000® Value Index represents approximately 50% of the total market value of the Russell 1000® Index.

The IWF Shares are shares of the iShares® Russell 1000 Growth ETF, which is managed by iShares, and which tracks the performance of the Russell 1000® Growth Index (together with the Russell 1000® Value Index, the “share underlying indices”). The Russell 1000® Growth Index is a subset of the Russell 1000® Index that seeks to measure the performance of equity securities with higher I/B/E/S (Institutional Brokers’ Estimate System) forecast medium-term growth and higher sales per share

PS-4

historical growth relative to the other securities of the Russell 1000® Index. Constituents of the IWF Shares are selected for sector balance.  The Russell 1000® Growth Index represents approximately 50% of the total market value of the Russell 1000® Index.

The Outperformance Buffered PLUS therefore offer exposure to the performance of the value sector of the U.S. equity markets relative to the growth sector of the U.S. equities markets, as measured by the performance of the IWD Shares and the IWF Shares, respectively.

Payment at maturity	At maturity, we will pay you an amount based on the performance of the IWD Shares relative to the performance of the IWF Shares, calculated as follows:

➢ If the IWD Shares outperform the IWF Shares, meaning that the IWD Share return is greater than the IWF Share return, then the outperformance return will be positive, and you will receive at maturity an amount greater than the $1,000 stated principal amount and calculated as follows:

$1,000 x [1 + (outperformance return x participation rate)], subject to the maximum payment at maturity.

where,

Participation rate	=	150%

Outperformance return	=	IWD Shares return – IWF Shares return, which will be a positive number if the IWD Shares outperform the IWF Shares and a negative number if the IWD Shares underperform the IWF Shares

Maximum payment at maturity	=	$1,570 to $1,630 (157% to 163% of the stated principal amount), to be determined on the pricing date where,

IWD Shares return	=	IWD Shares final share price – IWD Shares initial share price
IWD Shares initial share price
and,

IWF Shares return	=	IWF Shares final share price – IWF Shares initial share price
IWF Shares initial share price
where,

IWD Shares initial	=	$ , which is the closing price of the IWD Shares on the pricing date,

PS-5

share price

IWD Shares final share price	=	the closing price of the IWD Shares on August 24, 2020, which we refer to as the valuation date, subject to adjustment for market disruption events, times the applicable adjustment factor on such day

IWF Shares initial share price	=	$ , which is the closing price of the IWF Shares on the pricing date, and

IWF Shares final share price	=	the closing price of the IWF Shares on the valuation date, subject to adjustment for market disruption events, times the applicable adjustment factor on such day

➢  If the IWD Shares return is equal to the IWF Shares return, or if the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, you will receive at maturity an amount that will equal the $1,000 stated principal amount.

➢  If the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, then the outperformance return will be negative by more than the buffer amount of 10%, and you will receive at maturity an amount that will be less than the $1,000 stated principal amount and calculated as follows:

$1,000 x (1 + outperformance return) + buffer amount, subject to the minimum payment at maturity of $100 per $1,000 stated principal amount.

Under these circumstances, you will lose some, and up to 90%, of your investment.

The participation rate is 150% and will enhance any outperformance of the IWD Shares relative to the IWF Shares, subject to the maximum payment at maturity. Accordingly, if the IWD Shares outperform the IWF Shares, the return on your investment will be at a rate of 1.5 times the rate of the outperformance, or 1.5% gain of principal for every 1% of outperformance, subject to the maximum payment at maturity. On the other hand, if the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, each additional 1% of underperformance will result in a 1% loss of principal. You may lose up to 90% of your investment in the Outperformance Buffered PLUS if the IWD Shares underperform the IWF Shares.

We will assess the extent of any outperformance or underperformance of the IWD Shares relative to the IWF Shares by taking the IWD Shares return (which will be expressed as a percentage increase or decrease) and comparing it to the IWF Shares return (which will also be expressed as a percentage increase or decrease). If the IWD Shares return exceeds the IWF Shares return, the IWD Shares will have

PS-6

outperformed the IWF Shares. If the IWD Shares return is less than the IWF Shares return, the IWD Shares will have underperformed the IWF Shares. If the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, you will receive the $1,000 stated principal amount of each Outperformance Buffered PLUS. However, if the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, investors will lose 1% for every 1% relative underperformance beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. For example, if the IWD Shares return is 25% (meaning the IWD Shares have appreciated 25% over the term of the Outperformance Buffered PLUS) and the IWF Shares return is 40% (meaning the IWF Shares have appreciated 40% over the term of the Outperformance Buffered PLUS), the IWD Shares will have underperformed the IWF Shares by 15%. Because this level of underperformance is greater than the buffer amount of 10%, it would result in a return of negative 5% even though both underlying shares have appreciated.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the Outperformance Buffered PLUS at Maturity,” which illustrates the performance of the Outperformance Buffered PLUS at maturity assuming a range of hypothetical outperformance returns. The graph does not show every situation that may occur. On PS-11, we have also provided a set of examples that show how the relative performances of each of the underlying shares can affect your payment at maturity.

Please review the historical performances of the IWD Shares and the IWF Shares for the period from January 1, 2013 through August 17, 2018 and the historical hypothetical outperformance return in this pricing supplement under “Description of Outperformance Buffered PLUS—Historical Information.” You cannot predict the future performance of the IWD Shares or the IWF Shares based on their historical performance.

Investing in the Outperformance Buffered PLUS is not equivalent to investing in the IWD Shares, the IWF Shares or any of the respective stocks underlying the underlying shares or the share underlying indices. Your investment is based on the performance of the IWD Shares relative to the performance of the IWF Shares. You will receive a positive return on your investment only if the IWD Shares outperform the IWF Shares. You will lose money on your investment if the IWD Shares underperform the IWF Shares by an amount greater than the 10% buffer amount.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior debt securities. As calculation agent, MS & Co. will determine the IWD Shares initial share price, the IWF Shares initial share price, the IWD Shares final share price, the IWF Shares final share price, the IWD Shares return, the IWF Shares return and the outperformance return and will calculate the payment at maturity.

PS-7

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Outperformance Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-36.

You may revoke your offer to purchase the Outperformance Buffered PLUS prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the Outperformance Buffered PLUS. You may revoke your offer to purchase the Outperformance Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Outperformance Buffered PLUS prior to their issuance. In the event of any material changes to the terms of the Outperformance Buffered PLUS, we will notify you.

Where you can find more information on the Outperformance Buffered PLUS	The Outperformance Buffered PLUS are unsecured senior debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017, the index supplement dated November 16, 2017 and in the prospectus dated November 16, 2017. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the Outperformance Buffered PLUS, you should read the “Description of Outperformance Buffered PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the Outperformance Buffered PLUS in the section called “Risk Factors.” The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Outperformance Buffered PLUS—United States Federal Income Taxation.” You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Outperformance Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

PS-8

HYPOTHETICAL PAYOUTS ON THE OUTPERFORMANCE BUFFERED PLUS AT MATURITY

The following graph illustrates the payout on the Outperformance Buffered PLUS at maturity for a range of hypothetical outperformance returns. The outperformance return is a measure of the relative performance of the IWD Shares to the IWF Shares, not of the stand-alone performance of either the IWD Shares or the IWF Shares.  The outperformance return can be negative even when the IWD Shares appreciate over the term of the Outperformance Buffered PLUS and can be positive even when the IWD Shares depreciate.  Please see the “Table of Examples—Relative Shares Performances” below. The graph is based on the following hypothetical terms:

•	Stated principal amount per Outperformance Buffered PLUS:	$1,000
•	Participation rate:	150%
•	Buffer amount:	10%
•	Hypothetical maximum payment at maturity:	$1,600 per stated principal amount (160% of the stated principal amount, the midpoint of the specified range)
•	Minimum payment at maturity:	$100 per stated principal amount (10% of the stated principal amount)

•	Upside Scenario. If the IWD Shares outperform the IWF Shares so that the IWD Shares return is greater than the IWF Shares return, the outperformance return will be greater than zero and investors will receive a return reflecting 150% of the outperformance return.

o	If the outperformance return is 2%, the investor would receive a return of 3% at maturity, or $1,030 per Outperformance Buffered PLUS.

o	If the outperformance return is 70%, the investor would receive only the hypothetical maximum payment at maturity of $1,600 per Outperformance Buffered PLUS, or 160% of the stated principal amount.

PS-9

•	Par Scenario. If the IWD Shares return is equal to the IWF Shares return, or if the IWD Shares underperform the IWF Shares by 10% or less so that the IWF Shares return is greater than the IWD Shares return by an amount that is equal to or less than the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Outperformance Buffered PLUS.

o	If the outperformance return is 5%, investors will receive the $1,000 stated principal amount.

•	Downside Scenario. If the IWD Shares underperform the IWF Shares by more than 10% so that the IWF Shares return is greater than the IWD Shares return by an amount that is greater than the buffer amount of 10%, the outperformance return will be less than -10% and investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the negative outperformance return plus the buffer amount of 10%, subject to the minimum payment at maturity.

o	For example, if the outperformance return is -50%, investors would lose 40% of their principal and receive only $600 per Outperformance Buffered PLUS at maturity, or 60% of the stated principal amount.

PS-10

Table of Examples – Relative Shares Performances

The following examples demonstrate the effect of the relative performances of each of the IWD Shares and IWF Shares on your investment return and are based on the following hypothetical terms:

•	Stated principal amount per Outperformance Buffered PLUS:	$1,000
•	Participation rate:	150%
•	Buffer amount:	10%
•	Hypothetical maximum payment at maturity:	$1,600 per stated principal amount (160% of the stated principal amount, the midpoint of the specified range)
•	Minimum payment at maturity:	$100 per stated principal amount (10% of the stated principal amount)

	Example 1	Example 2	Example 3	Example 4	Example 5
IWD Shares return:	20%	-10%	15%	15%	-80%
IWF Shares return:	5%	-15%	22%	30%	-10%
Outperformance Return:	15%	5%	-7%	-15%	-70%
Payment at Maturity:	$1,225	$1,075	$1,000	$950	$400
Return on Outperformance Buffered PLUS:	22.5%	7.5%	0%	-5%	-60%

In Example 1, the IWD Shares have appreciated by 20% and the IWF Shares have appreciated by 5%, resulting in an outperformance return of 15% (representing the difference between the performance of the IWD Shares and the

PS-11

performance of the IWF Shares).  The payment at maturity is therefore $1,225, which represents a 22.5% return on the Outperformance Buffered PLUS.

Payment at maturity = ($1,000 times [1 + (15% x 150%)]), subject to the maximum payment at maturity = $1,225

In Example 2, the IWD Shares have depreciated by 10% and the IWF Shares have depreciated by 15%, resulting in an outperformance return of 5% (representing the difference between the performance of the IWD Shares and the performance of the IWF Shares).  The payment at maturity is therefore $1,075, which represents a 7.5% return on the Outperformance Buffered PLUS.

Payment at maturity = ($1,000 times [1 + (5% x 150%)]), subject to the maximum payment at maturity = $1,075

Accordingly, even though the IWD Shares have depreciated over the term of the Outperformance Buffered PLUS, they have still outperformed the IWF Shares and therefore you will receive a positive return on your investment.

In Example 3, the IWD Shares have appreciated by 15% and the IWF Shares have appreciated by 22%, resulting in an outperformance return of -7% (representing the difference between the performance of the IWD Shares and the performance of the IWF Shares). Because the IWD Shares have underperformed the IWF Shares by an amount less than or equal to the buffer amount of 10%, the payment at maturity will be the $1,000 stated principal amount.

Accordingly, even though the IWD Shares have appreciated over the term of the Outperformance Buffered PLUS, they have not outperformed the IWF Shares and therefore you will not receive a positive return on your investment.

In Example 4, the IWD Shares have appreciated by 15% and the IWF Shares have appreciated by 30%, resulting in an outperformance return of -15% (representing the difference between the performance of the IWD Shares and the performance of the IWF Shares). Because the underperformance of the IWD Shares relative to the IWF Shares is greater than the buffer amount of 10%, the payment at maturity is $950, which represents a 5% loss on the Outperformance Buffered PLUS.

Payment at maturity = ($1,000 times [1 + (-15% + 10%)], subject to a minimum payment at maturity of $100) = $950

Accordingly, even though the IWD Shares have appreciated over the term of the Outperformance Buffered PLUS, they have underperformed the IWF Shares by more than the buffer amount of 10% and therefore you will receive a payment at maturity that is less than the $1,000 stated principal amount.

In Example 5, the IWD Shares have depreciated by 80% and the IWF Shares have depreciated by 10%, resulting in an outperformance return of -70% (representing the difference between the performance of the IWD Shares and the performance of the IWF Shares). In this situation, the payment at maturity would be $400 ($1,000 times [1 + (-70% + 10%)], subject to a minimum payment at maturity of $100), representing a loss of 60% on the Outperformance Buffered PLUS.

Payment at maturity = ($1,000 times [1 + (-70% + 10%)], subject to a minimum payment at maturity of $100) = $400

Accordingly, even though the IWF Shares have depreciated over the term of the Outperformance Buffered PLUS, the IWD Shares have underperformed the IWF Shares by more than the buffer amount of 10%, resulting in a payment at maturity that is significantly less than the $1,000 stated principal amount.

If the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, you will lose some, and up to 90%, of your investment in the Outperformance Buffered PLUS.

PS-12

RISK FACTORS

The Outperformance Buffered PLUS are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the performance of the IWD Shares relative to the performance of the IWF Shares.  Investing in the Outperformance Buffered PLUS is not equivalent to investing in the underlying shares or the stocks that constitute the iShares® Russell 1000 Value ETF or the iShares® Russell 1000 Growth ETF.  This section describes the most significant risks relating to the Outperformance Buffered PLUS.  You should carefully consider whether the Outperformance Buffered PLUS are suited to your particular circumstances in connection with your investment in the Outperformance Buffered PLUS.

Unlike ordinary senior notes, the Outperformance Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal	The terms of the Outperformance Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Outperformance Buffered PLUS and the Outperformance Buffered PLUS provide a minimum payment at maturity of only 10% of the stated principal amount of the Outperformance Buffered PLUS. At maturity you will receive for each $1,000 stated principal amount of Outperformance Buffered PLUS that you hold an amount in cash based upon the performance of the IWD Shares relative to the performance of the IWF Shares. If the IWD Shares underperform the IWF Shares by an amount less than or equal to the buffer amount of 10%, you will receive the $1,000 stated principal amount of each Outperformance Buffered PLUS. However, if the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, investors will lose 1% for every 1% of underperformance beyond the specified buffer amount, subject to the minimum payment at maturity of $100 per stated principal amount, or 10% of the stated principal amount. Accordingly, investors may lose up to 90% of the stated principal amount of the Outperformance Bufffered PLUS. See “Hypothetical Payouts on the Outperformance Buffered PLUS at Maturity” on PS–9.

The appreciation potential of the Outperformance Buffered PLUS is limited	The appreciation potential of the Outperformance Buffered PLUS is limited by the maximum payment at maturity of $1,570 to $1,630 per stated principal amount, or 157% to 163% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the participation rate provides 150% exposure to any positive outperformance return, because the payment at maturity will be limited to 157% to 163% of the stated principal amount for the Outperformance Buffered PLUS, any outperformance return beyond 38% to 42% will not further increase the return on the Outperformance Buffered PLUS. See “Hypothetical Payouts on the Outperformance Buffered PLUS at Maturity” on PS–9.

PS-13

The payment at maturity is based on the performance of the IWD Shares relative to the performance of the IWF Shares	The payment at maturity is based on the performance of the IWD Shares relative to the performance of the IWF Shares. You will receive a positive return on your investment only if the IWD Shares outperform the IWF Shares. You will lose money on your investment if the IWD Shares outperform the IWF Shares by an amount greater than the 10% buffer amount. Accordingly, the IWD Shares must appreciate over the term of the Outperformance Buffered PLUS by a greater percentage (or, if the IWF Shares and the IWD Shares both depreciate, the IWD Shares must depreciate by a lower percentage) than the percentage appreciation (or depreciation, if applicable) of the IWF Shares in order for you to receive a positive return on your investment. If the IWD Shares underperform the IWF Shares at an amount greater than the 10% buffer amount, you will lose some, and up to 90%, of your investment even if the IWD Shares have increased over the term of the Outperformance Buffered PLUS. In addition, price movements in either of the underlying shares will affect the payment at maturity, and a decrease in the IWD Shares combined with an increase in the IWF Shares will amplify the underperformance and consequently the loss on the Outperformance Buffered PLUS at maturity.

Changes in the share return of the IWD Shares may be offset or entirely negated by changes in the share return of the IWF Shares	Changes in the share return of the IWD Shares may be offset or entirely negated by corresponding changes in the share return of the IWF Shares. If the share return of the IWD Shares strongly correlates with the share return of the IWF Shares, you may not receive any positive return on your investment. Conversely, if the share return of the IWD Shares does not correlate with the share return of the IWD Shares, your investment will be exposed to any underperformance of the IWD Shares relative to the IWF Shares beyond the buffer amount. Your Outperformance Buffered PLUS may be subject to a loss even if the IWD Shares appreciate or the IWF Shares depreciate over the term of the Outperformance Buffered PLUS.

The Outperformance Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Outperformance Buffered PLUS

You are dependent on our ability to pay all amounts due on the Outperformance Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Outperformance Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Outperformance Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Outperformance Buffered PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

PS-14

The Outperformance Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited	The Outperformance Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Outperformance Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Outperformance Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Outperformance Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Outperformance Buffered PLUS, the price at which you may be able to trade your Outperformance Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Outperformance Buffered PLUS, it is likely that there would be no secondary market for the Outperformance Buffered PLUS. Accordingly, you should be willing to hold your Outperformance Buffered PLUS to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Outperformance Buffered PLUS in the original issue price reduce the economic terms of the Outperformance Buffered PLUS, cause the estimated value of the Outperformance Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Outperformance Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Outperformance Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Outperformance Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Outperformance Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Outperformance Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

Investing in the Outperformance Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying indices	Investing in the Outperformance Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying indices or the stocks that constitute the share underlying indices. Investors in the Outperformance Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying indices.

Adjustments to the IWD Shares or the IWF Shares or the indices tracked by the underlying shares could adversely affect the value of the Outperformance Buffered	The investment adviser to the iShares® Russell 1000 Value ETF and the iShares® Russell 1000 Growth ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the total return performance, before fees and expenses, of the respective share underlying index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the respective underlying shares. Any of these actions could affect the price of the respective underlying shares and, consequently,

PS-15

PLUS	the value of the Outperformance Buffered PLUS. The publisher of the share underlying indices is responsible for calculating and maintaining the share underlying indices. The publisher may add, delete or substitute the securities constituting the share underlying indices or make other methodological changes that could change the value of the share underlying indices, and, consequently, the price of the underlying shares and the value of the Outperformance Buffered PLUS. The publisher of the share underlying indices may discontinue or suspend calculation or publication of a share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

You have no shareholder rights as an investor in the Outperformance Buffered PLUS	As an investor in the Outperformance Buffered PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the IWD Shares or the IWF Shares.

The Outperformance Buffered PLUS are linked to the IWD and IWF Shares and are subject to risks associated with value securities and growth securities, respectively	The IWD Shares and the IWF Shares track the performance of the Russell 1000® Value Index and the Russell 1000® Growth Index, respectively. Each of the equity securities included in the Russell 1000® Value Index has been issued by large- and mid-capitalization companies with relatively lower price-to-book ratios. These securities, perceived as undervalued, may fail to appreciate for longer periods of time and may never realize their full potential. Conversely, each of the equity securities included in the Russell 1000® Growth Index has been issued by large- and mid-capitalization companies with relatively higher medium-term growth and higher sales per share historical growth. These securities may have a higher level of volatility than other investments with diferent investment parameters. Any of these risks could adversely impact the value of the Outperformance Buffered PLUS.

The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares

The underlying shares do not fully replicate their respective share underlying indices, and each may hold securities that are different than those included in its respective share underlying index.  In addition, the performance of each of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying indices.  All of these factors may lead to a lack of correlation between the performance of each of the underlying shares and its respective share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the underlying shares may impact the variance between the performance of each of the underlying shares and its respective share underlying index.  Finally, because the shares of each of the underlying shares are traded on  an exchange and are subject to market supply and investor demand, the market price of one share of each of the underlying shares may differ from the net asset value per share of such underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of each underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the underlying shares, and their ability to create and redeem shares of each of the underlying shares may be disrupted. Under these circumstances, the market price of shares of each of the underlying shares may vary substantially from the net asset value per share of each underlying share or the level of its respective share underlying index.

PS-16

For all of the foregoing reasons, the performance of each of the underlying shares may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares. Any of these events could materially and adversely affect the prices of each of the underlying shares and, therefore, the value of the Outperformance Buffered PLUS. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Outperformance Buffered PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of each of the underlying shares on the valuation date, even if any of the underlying shares is performing differently than its respective share underlying index or the component securities of such share underlying index and/or trading at a different level than the net asset value per share of such underlying shares.

The amount payable on the Outperformance Buffered PLUS is not linked to the values of the underlying shares at any time other than the valuation date

The final share price of each of the underlying shares will be based on the closing price of such underlying shares on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the IWD Shares outperform the IWF Shares prior to the valuation date, if, as of the valuation date, the IWD Shares underperform the IWF Shares by an amount greater than the buffer amount of 10%, the payment at maturity will be less than it would have been had the payment at maturity been linked to the prices of the IWD Shares and the IWF Shares prior to such drop.  Although the actual prices of the IWD Shares and the IWF Shares on the stated maturity date or at other times during the term of the Outperformance Buffered PLUS may be higher or lower than the IWD Shares final share price and the IWF Shares final share price, the payment at maturity will be based solely on the closing price of such underlying shares on the valuation date.

The market price of the Outperformance Buffered PLUS will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Outperformance Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Outperformance Buffered PLUS in the secondary market, including:

•      the price and performance of the IWD Shares and the IWF Shares at any time, and in particular, whether the IWD Shares are outperforming or underperforming the IWF Shares;

• the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Funds;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the IWD Shares and the IWF Shares or stock markets generally and that may affect the closing prices of the IWD Shares and the IWF Shares on the valuation date;

• the time remaining until the Outperformance Buffered PLUS mature;

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

• our creditworthiness.

PS-17

Some or all of these factors will influence the price you will receive if you sell your Outperformance Buffered PLUS prior to maturity. For example, you may have to sell your Outperformance Buffered PLUS at a substantial discount from the stated principal amount if, at the time of sale, the IWD Shares are underperforming the IWF Shares.

You can review the historical values of the IWD Shares and IWF Shares in the section of this pricing supplement called “Description of Outperformance Buffered PLUS—Historical Information.”

You cannot predict the future performance of the IWD Shares and the IWF Shares based on their historical performance. We cannot guarantee that the IWD Shares will not underperform the IWF Shares by an amount greater than the buffer amount such that you will not lose money on your investment.

The inclusion of projected profit from hedging in the original principal amount is likely to adversely affect secondary market prices	The inclusion of projected profit from hedging in the original issue price of the Outperformance Buffered PLUS is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Outperformance Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, the projected profit included in the cost of hedging our obligations under the Outperformance Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares

MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the Outperformance Buffered PLUS may be materially and adversely affected.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Outperformance Buffered PLUS

As calculation agent, MS & Co. will determine the IWD Shares initial share price, the IWF Shares initial share price, the IWD Shares final share price, the IWF Shares final share price, the IWD Shares return, the IWF Shares return and the outperformance return and will calculate the payment at maturity.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the final share price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of Outperformance Buffered PLUS—Valuation Date,” “—Calculation Agent,” “—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” and “—Alternate Exchange Calculation in case of an Event of Default” below.  In addition, MS & Co. has determined the estimated value of the Outperformance Buffered PLUS on the pricing date.

PS-18

Hedging and trading activity by our affiliates could potentially adversely affect the value of the Outperformance Buffered PLUS

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Outperformance Buffered PLUS (and possibly to other instruments linked to the underlying shares and the share underlying indices), including trading in the stocks that constitute the underlying shares.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Outperformance Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the underlying shares and other financial instruments related to the underlying shares and the share underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price of either of the underlying shares, and, therefore, could affect the value at which such underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Outperformance Buffered PLUS (depending also on the performance of the other underlying shares).  Additionally, such hedging or trading activities during the term of the Outperformance Buffered PLUS, including on the valuation date, could affect the value of either of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying shares).

The U.S. federal income tax consequences of an investment in the Outperformance Buffered PLUS are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Outperformance Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, it is more likely than not that an Outperformance Buffered PLUS will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. Holders should read the section entitled “United States Federal Taxation— Tax Consequences to U.S. Holders — Tax Treatment of the Outperformance Buffered Plus — Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Outperformance Buffered PLUS, the timing and character of income on the Outperformance Buffered PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Outperformance Buffered PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Outperformance Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Outperformance Buffered PLUS as ordinary income. The risk that financial

PS-19

instruments providing for buffers, Outperformance Buffereds or similar downside protection features, such as the Outperformance Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule (as discussed in this document). While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance Buffered PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-20

DESCRIPTION OF OUTPERFORMANCE BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement or prospectus.  The term “Outperformance Buffered PLUS” refers to each $1,000 Stated Principal Amount of our Outperformance Buffered PLUS Due August 27, 2020 Based on the Performance of the iShares® Russell 1000 Value ETF Relative to the iShares® Russell 1000 Growth ETF.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley or Morgan Stanley Finance LLC, or Morgan Stanley and Morgan Stanley Finance LLC collectively, as the context requires.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	August 27, 2018 (3 Business Days after the Pricing Date)

Maturity Date	August 27, 2020, subject to extension as follows.

If the Valuation Date with respect to either of the Underlying Shares is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the latest Valuation Date as postponed with respect to either of the Underlying Shares. See “Valuation Date.”

In the event that the Maturity Date of this Outperformance Buffered PLUS is postponed due to postponement of the Valuation Date as described in the immediately preceding paragraph, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of this Outperformance Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to the holder of this Outperformance Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Valuation Date.

Pricing Date	August 22, 2018

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61768DCM5

ISIN Number	US61768DCM56

PS-21

Denominations	$1,000 and integral multiples thereof

Stated Principal Amount	$1,000 per Outperformance Buffered PLUS

Payment at Maturity	At maturity, upon delivery of the Outperformance Buffered PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Outperformance Buffered PLUS an amount in cash equal to:

(a) if the IWD Shares outperform the IWF Shares, the product of,

$1,000 x [1 + (Outperformance Return x Participation Rate)], subject to the Maximum Payment at Maturity;

(b) if the IWD Shares Return is equal to the IWF Shares Return, or if the IWD Shares underperform the IWF Shares by an amount less than or equal to the Buffer Amount of 10%,

$1,000; or

(c) if the IWD Shares underperform the IWF Shares by an amount greater than the Buffer Amount of 10%, the product of,

($1,000 x 1 + [Outperformance Return + Buffer Amount]), subject to the Minimum Payment at Maturity of $100 per $1,000 Stated Principal Amount.

The Issuer will, or will cause the Calculation Agent to (i) provide written notice to the Trustee at its New York Office, upon which notice to the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Outperformance Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Outperformance Buffered PLUS to the Trustee for delivery to DTC, as holder of the Outperformance Buffered PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

IWD Shares	iShares® Russell 1000 Value ETF

IWF Shares	iShares® Russell 1000 Growth ETF (and together with the IWD Shares, the “Funds”)

Share Underlying Indices	With respect to the IWD Shares, the Russell 1000® Value Index

With respect to the IWF Shares, the Russell 1000® Growth Index

The IWD Shares and the IWF Shares are referred to individually and collectively as the “Underlying Shares.”

Underlying Index Publisher	With respect to each Share Underlying Index, FTSE Russell or any successor thereof

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Maximum Payment at Maturity	$1,570 to $1,630 per Stated Principal Amount (157% to 163% of the Stated Principal Amount), to be determined on the Pricing Date.

Participation Rate	150%

Outperformance Return	The Outperformance Return will equal the IWD Shares Return less the IWF Shares Return. The Outperformance Return will be a positive number if the IWD Shares outperform the IWF Shares and a negative number if the IWD Shares underperform the IWF Shares.

IWD Shares Return	The IWD Shares Return will equal (a) IWD Shares Final Share Price less IWD Shares Initial Share Price divided by (b) IWD Shares Initial Share Price.

IWF Shares Return	The IWF Shares Return will equal (a) IWF Shares Final Share Price less IWF Shares Initial Share Price divided by (b) IWF Shares Initial Share Price.

IWD Shares Initial Share Price	$ , the IWD Shares Price on the Pricing Date.

IWD Shares Final Share Price	The IWD Shares Price on the Valuation Date.

IWF Shares Initial Share Price	$ , the IWF Shares Price on the Pricing Date.

IWF Shares Final Share Price	The IWF Shares Price on the Valuation Date.

IWD Shares Price	The IWD Shares Price on any Trading Day will equal the Closing Price of the IWD Shares times the Adjustment Factor for the IWD Shares, each as determined by the Calculation Agent on the relevant Trading Day.

IWF Shares Price	The IWF Shares Price on any Trading Day will equal the Closing Price of the IWF Shares times the Adjustment Factor for the IWF Shares, each as determined by the Calculation Agent on the relevant Trading Day.

Closing Price	Subject to the provisions set out under “Discontinuance of an Underlying Shares and/or a Share Underlying Index; Alteration of Method of Calculation” below, the Closing Price for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day shall be determined by the Calculation Agent and shall mean:

(i) if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares (or any such other security) are listed,

(ii) if the Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

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(iii) if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as shall make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” shall include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Valuation Date	August 24, 2020, subject to postponement as described below.

If a Market Disruption Event with respect to either of the Underlying Shares occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day with respect to either of the Underlying Shares, the Closing Price solely for such Underlying Shares for such date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price for either of the Underlying Shares shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Closing Price of the Underlying Shares on such date using the method described in the third, fourth and fifth sentences of “Closing Price” above.

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Adjustment Factor	With respect to each Underlying Shares, 1.0, subject to adjustment in the event of certain events affecting such Underlying Shares. See “Antidilution Adjustments” below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, Nasdaq, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”) and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Outperformance Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Outperformance Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Outperformance Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the IWD Shares Initial Share Price, the IWF Shares Initial Share Price, the IWD Shares Final Share Price, the IWF Shares Final Share Price, the IWD Shares Return, the IWF Shares Return, the Outperformance Return, whether a Market Disruption Event has occurred or whether to make any adjustments to the Adjustment Factors. See “—Antidilution Adjustments,” “—Discontinuance of an Underlying Shares and/or a Share Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to either of the Underlying Shares:

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(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of such Underlying Shares on the primary market for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Shares as a result of which the reported trading prices for such Underlying during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index for such Underlying Shares on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to such Underlying Shares or the Share Underlying Index for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the Issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Outperformance Buffered PLUS.

For the purpose of determining whether a Market Disruption Event exists at any time with respect to any of the Underlying Shares, if trading in a security included in the Share Underlying Index for such Underlying Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Share Underlying Index for such Underlying Shares shall be based on a comparison of (x) the portion of the level of the Share Underlying Index for such Underlying Shares attributable to that security relative to (y) the overall value of the Share Underlying Index for such Underlying Shares, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to any of the Underlying Shares has occurred:

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(1) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including such Underlying Shares, shall not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Underlying Shares or the Share Underlying Index for such Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts shall constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Shares or the Share Underlying Index for such Underlying Shares, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to such Underlying Shares or the Share Underlying Index for such Underlying Shares is traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means, with respect to each of the Underlying Shares, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the relevant Share Underlying Index for such Underlying Shares or any Successor Index to such Share Underlying Index.

Antidilution Adjustments	If either of the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying Shares shall be adjusted by the Calculation Agent to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors or method of calculating the Adjustment Factors and of any related determinations, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Alternate Exchange Calculation

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in Case of an Event of Default	If an Event of Default with respect to the Outperformance Buffered PLUS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Outperformance Buffered PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Outperformance Buffered PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Outperformance Buffered PLUS. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Outperformance Buffered PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Outperformance Buffered PLUS, which we describe below, the holders of the Outperformance Buffered PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Outperformance Buffered PLUS is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to the Outperformance Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

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The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Outperformance Buffered PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying Shares and/or a Share Underlying Index; Alteration of Method of Calculation	If trading in either of the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund relating to an Underlying Shares is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of such Underlying Shares on any Trading Day following the Discontinuance or Liquidation Event shall be determined by the Calculation Agent and shall be deemed to equal the product of (i) the closing value of the Share Underlying Index for such Underlying Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating such Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which shall be the Closing Price of such Underlying Shares and the denominator of which shall be the closing value of such Share Underlying Index (or any Successor Index thereto), each determined as of the last

PS-29

day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, such Underlying Index Publisher discontinues publication of the relevant Share Underlying Index and such Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for such Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the relevant Share Underlying Index at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Outperformance Buffered PLUS.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent shall cause written notice thereof to be furnished to the Trustee, on which notice the Trustee may conclusively rely, to the Issuer and to the Depositary, as holder of this Outperformance Buffered PLUS, within three Business Days of such selection.

If, subsequent to a Discontinuance or Liquidation Event, the relevant Underlying Index Publisher discontinues publication of such Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent shall determine the Closing Price for such Underlying Shares for such date. Such Closing Price shall be computed by the Calculation Agent in accordance with the formula for calculating such Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing such Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.

iShares® Russell 1000 Value ETF; Public Information	The iShares® Russell 1000 Value ETF is an exchange-traded fund that seeks to track, before fees and expenses, the performance of the Russell 1000® Value Index, which measures the performance of equity securities with a lower price-to-book ratio relative to the other securities of the Russell 1000® Index. The iShares® Russell 1000 Value ETF is managed by iShares®, Inc. (“iShares”), a

PS-30

registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 1000 Value ETF.

Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither we nor any of our affiliates makes any representation to you as to the accuracy of such information or the performance of the IWD Shares.

This document relates only to the Outperformance Buffered PLUS offered hereby and does not relate to the IWD Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the Outperformance Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the IWD Shares (and therefore the price of the IWD Shares at the time we price the Outperformance Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the Outperformance Buffered PLUS and therefore the value of the Outperformance Buffered PLUS.

We and/or our affiliates may presently or from time to time engage in business with the iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the IWD Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the Outperformance Buffered PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWD Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Outperformance Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC.

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BTC makes no representations or warranties to the owners of the Outperformance Buffered PLUS or any member of the public regarding the advisability of investing in the Outperformance Buffered PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Outperformance Buffered PLUS.

The Russell 1000® Value Index is a subset of the Russell 1000® Index that seeks to measure the performance of equity securities with a lower price-to-book ratio relative to the other securities of the Russell 1000® Index. For more information about the Russell 1000® Value Index, see page 48 of the accompanying Index Supplement.

iShares® Russell 1000 Growth ETF; Public Information	The iShares® Russell 1000 Growth ETF is an exchange-traded fund that seeks to track, before fees and expenses, the performance of the Russell 1000® Growth Index, which measures the performance of equity securities with higher I/B/E/S (Institutional Brokers’ Estimate System) forecast medium-term growth and higher sales per share historical growth relative to the other securities of the Russell 1000® Index. The iShares® Russell 1000 Growth ETF is managed by iShares.

Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither we nor any of our affiliates makes any representation to you as to the accuracy of such information or the performance of the IWF Shares.

This document relates only to the Outperformance Buffered PLUS offered hereby and does not relate to the IWF Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the Outperformance Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the IWF Shares (and therefore the price of the IWF Shares at the time we price the Outperformance Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the Outperformance

PS-32

Buffered PLUS and therefore the value of the Outperformance Buffered PLUS.

We and/or our affiliates may presently or from time to time engage in business with the iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the IWF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the Outperformance Buffered PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWF Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Outperformance Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Outperformance Buffered PLUS or any member of the public regarding the advisability of investing in the Outperformance Buffered PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Outperformance Buffered PLUS.

The Russell 1000® Growth Index is a subset of the Russell 1000® Index that seeks to measure the performance of equity securities with higher I/B/E/S (Institutional Brokers’ Estimate System) forecast medium-term growth and higher sales per share historical growth relative to the other securities of the Russell 1000® Index. For more information about the Russell 1000® Growth Index, see page 44 of the accompanying Index Supplement.

Historical Information	The following tables set forth the high and low Closing Prices, as well as end-of-quarter Closing Prices, of the IWD Shares and the IWF Shares for each quarter in the period from January 1, 2013 through August 17, 2018. On August 17, 2018, the Closing Price of the IWD Shares was $126.19 and the Closing Price of the IWF Shares was $150.78. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical values of the IWD Shares and the IWF Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the IWD Shares or the IWF Shares on the Valuation Date. We cannot guarantee that the IWD Shares will not underperform the IWF Shares by an amount greater than the buffer amount such that you will not lose money on your investment.

IWD Shares	High	Low	Period End
2013
First Quarter	81.50	74.49	81.17
Second Quarter	86.45	79.69	83.79
Third Quarter	89.04	83.57	86.20

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IWD Shares	High	Low	Period End
Fourth Quarter	94.16	85.08	94.16
2014
First Quarter	96.50	88.80	96.50
Second Quarter	101.73	93.90	101.27
Third Quarter	103.17	97.95	100.09
Fourth Quarter	106.15	94.63	104.40
2015
First Quarter	105.87	100.28	103.08
Second Quarter	106.28	102.70	103.15
Third Quarter	104.49	91.37	93.28
Fourth Quarter	102.18	93.35	97.86
2016
First Quarter	99.54	87.41	98.81
Second Quarter	104.05	97.50	103.26
Third Quarter	107.33	101.99	105.62
Fourth Quarter	114.22	102.20	112.03
2017
First Quarter	118.42	111.95	114.94
Second Quarter	117.41	112.89	116.43
Third Quarter	118.64	114.28	118.51
Fourth Quarter	124.95	118.60	124.34
2018
First Quarter	131.54	117.01	119.96
Second Quarter	124.14	117.32	121.38
Third Quarter (through August 17, 2018)	126.29	120.54	126.19

IWF Shares	High	Low	Period End
2013
First Quarter	71.32	66.88	71.32
Second Quarter	76.13	70.09	72.74
Third Quarter	79.83	72.96	78.20
Fourth Quarter	85.95	76.57	85.95
2014
First Quarter	88.49	81.42	86.54
Second Quarter	90.93	83.49	90.93
Third Quarter	93.53	88.48	91.63
Fourth Quarter	97.10	86.48	95.61
2015
First Quarter	101.22	92.94	98.92
Second Quarter	101.99	98.56	99.01
Third Quarter	103.24	91.18	93.00
Fourth Quarter	102.36	93.44	99.48
2016
First Quarter	99.97	88.32	99.78
Second Quarter	101.80	95.95	100.36
Third Quarter	105.68	100.28	104.17
Fourth Quarter	106.87	99.72	104.90
2017
First Quarter	114.43	105.69	113.80
Second Quarter	121.10	112.48	119.02
Third Quarter	125.16	117.80	125.06
Fourth Quarter	136.23	125.47	134.68
2018
First Quarter	146.10	131.66	136.09
Second Quarter	148.00	132.80	143.80
Third Quarter (through August 17, 2018)	151.88	143.12	150.78

The following graph plots the respective historical percentage performance of the IWD Shares and the IWF Shares for the period January 1, 2013 to August 17, 2018, using the values of the underlying shares on January 1, 2013 as the starting point. We

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obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares cannot be taken as an indication of their future performance.

IWD Shares Performance vs. IWF Shares Performance January 1, 2013 to August 17, 2018

Use of Proceeds and Hedging	The proceeds from the sale of the Outperformance Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Outperformance Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Outperformance Buffered PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Outperformance Buffered PLUS borne by you and described on page 1 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Outperformance Buffered PLUS.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Outperformance Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in Underlying Shares, futures and/or options contracts on the Underlying Shares or any component stocks of the Share Underlying Indices, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially affect the value of one or both of the Underlying Shares on the Pricing Date, and therefore could affect the price at which such Underlying Shares must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the Outperformance Buffered PLUS (depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Outperformance Buffered PLUS, including on the Valuation Date, by purchasing and selling the stocks constituting the Underlying Shares, futures or options contracts on the Underlying Shares or

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its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Outperformance Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of either of the Underlying Shares, and, therefore, adversely affect the value of the Outperformance Buffered PLUS or the payment you will receive at maturity (depending also on the performance of the other Underlying Shares).

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	Selected dealers and their financial advisors will collectively receive from the agent MS & Co., a fixed sales commission of $ for each Outperformance Buffered PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Maximum Payment at Maturity, such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. In order to facilitate the offering of the Outperformance Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Outperformance Buffered PLUS. Specifically, the Agent may sell more Outperformance Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Outperformance Buffered PLUS for its own account. The Agent must close out any naked short position by purchasing the Outperformance Buffered PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Outperformance Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Outperformance Buffered PLUS in the open market to stabilize the price of the Outperformance Buffered PLUS. Any of these activities may raise or maintain the market price of the Outperformance Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Outperformance Buffered PLUS.

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The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Outperformance Buffered PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Outperformance Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Outperformance Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Outperformance Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Outperformance Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance Buffered PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Outperformance Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Outperformance Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Outperformance Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Outperformance Buffered PLUS or distribution

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of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Outperformance Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Outperformance Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of Morgan Stanley’s subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate

PS-38

accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Outperformance Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Outperformance Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Outperformance Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Outperformance Buffered PLUS that either (a) it is not a Plan or a plan asset entity and is not purchasing such Outperformance Buffered PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of the Outperformance Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Outperformance Buffered PLUS are contractual financial instruments. The financial exposure provided by the Outperformance Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Outperformance Buffered PLUS. The Outperformance Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the

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individualized needs and objectives of any purchaser or holder of the Outperformance Buffered PLUS.

Each purchaser or holder of any Outperformance Buffered PLUS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Outperformance Buffered PLUS, (B) the purchaser or holder’s investment in the Outperformance Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Outperformance Buffered PLUS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Outperformance Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Outperformance Buffered PLUS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Outperformance Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Outperformance Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Outperformance Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan investor, or that such an investment is appropriate for plan investors generally or any particular plan investor. In this regard, neither this discussion nor anything provided in this Offering Memorandum is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Outperformance Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Outperformance Buffered PLUS is suitable.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Outperformance Buffered PLUS. This discussion applies only to investors in the Outperformance Buffered PLUS who:

• purchase the Outperformance Buffered PLUS in the original offering; and

• hold the Outperformance Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities or commodities;

• investors holding the Outperformance Buffered PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts; or

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Outperformance Buffered Plus, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Outperformance Buffered Plus or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Outperformance Buffered Plus to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Outperformance Buffered Plus is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Outperformance Buffered Plus should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance Buffered Plus due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, it is more likely than not that an Outperformance Buffered Plus will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Outperformance Buffered Plus or instruments that are similar to the Outperformance Buffered Plus for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance Buffered Plus (including possible alternative treatments of the Outperformance Buffered Plus). Unless otherwise stated, the following discussion is based on the treatment of the Outperformance Buffered Plus as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Outperformance Buffered Plus that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Outperformance Buffered Plus

Assuming the treatment of the Outperformance Buffered Plus as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance Buffered Plus prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Outperformance Buffered Plus should equal the amount paid by the U.S. Holder to acquire the Outperformance Buffered Plus.

Sale, Exchange or Settlement of the Outperformance Buffered Plus. Upon a sale, exchange or settlement of the Outperformance Buffered Plus, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Outperformance Buffered Plus sold, exchanged or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Outperformance Buffered Plus should be long-term capital gain or loss if the U.S. Holder has held the Outperformance Buffered Plus for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” As a result of certain terms of the securities it is unclear how to calculate the amount of Recharacterized Gain if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Outperformance Buffered Plus

Due to the absence of authorities that directly address the proper tax treatment of the Outperformance Buffered Plus, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Outperformance Buffered Plus under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Outperformance Buffered Plus, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Outperformance Buffered Plus every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Outperformance Buffered Plus. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Outperformance Buffered Plus would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Outperformance Buffered Plus, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Outperformance Buffered Plus are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Outperformance Buffered Plus. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance Buffered Plus, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Outperformance Buffered Plus, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Outperformance Buffered Plus at maturity and the payment of proceeds from a sale, exchange or other disposition of the Outperformance Buffered Plus, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Outperformance Buffered Plus and the payment of proceeds from a sale, exchange or other disposition of the Outperformance Buffered Plus, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Outperformance Buffered Plus that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Outperformance Buffered Plus is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Outperformance Buffered Plus.

Tax Treatment upon Sale, Exchange or Settlement of the Outperformance Buffered Plus

In general. Assuming the treatment of the Outperformance Buffered Plus as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Outperformance Buffered Plus generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Outperformance Buffered Plus were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Outperformance Buffered Plus would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Outperformance Buffered Plus (or a financial institution holding a Outperformance Buffered Plus on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Outperformance Buffered Plus should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Outperformance Buffered Plus, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Outperformance Buffered Plus to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Outperformance Buffered Plus to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance Buffered Plus, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Outperformance Buffered Plus do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Outperformance Buffered Plus should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Outperformance Buffered Plus.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Outperformance Buffered Plus may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Outperformance Buffered Plus.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Outperformance Buffered Plus at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Outperformance Buffered Plus. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Outperformance Buffered Plus – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Outperformance Buffered Plus were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the Outperformance Buffered Plus. If withholding applies to the Outperformance Buffered Plus, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Outperformance Buffered Plus.

The discussion in the preceding paragraphs and the discussion contained in the section entitled “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Outperformance Buffered Plus.